Consent of Robert G. Jeffrey, C.P.A., Independent Registered Public Accounting Firm

The Board of Directors
SportsQuest, Inc.:

I hereby consent to the use in this Registration Statement on Form SB-2, of my report dated January 19, 2007, relating to the consolidated balance sheet of SportsQuest, Inc. (formerly Air Brook Airport Express, Inc.) and its wholly-owned subsidiary, as of October 31, 2006, and the related consolidated statements of income, changes in stockholders’ deficit, and cash flows for the years ended October 31, 2006 and 2005, which report appears in such Registration Statement. I also consent to the reference to my firm under the heading "Experts" in such Registration Statement.

s/ Robert G. Jeffrey, C.P.A.

Robert G. Jeffrey, C.P.A.,

Independent Registered Public Accounting Firm

Wayne, New Jersey
September 11, 2007